Exhibit 3.46


                     CERTIFICATE OF LIMITED PARTNERSHIP

1. The name of the limited partnership is [Company].

2. The street address of its proposed registered office in Texas is ___________ and the name of its proposed registered agent in Texas at such address is _______________.

3. The address of the principal office in the United States where records of the partnership are to be kept or made available is 110 S.E. 6th Street, 20th Floor, Ft. Lauderdale, FL 33301.

4. The name, mailing address and street address of the business or residence of each general partner is as follows:


                                                     Business or Residence
General Partner           Mailing Address            Street Address
---------------           ---------------            --------------
[Company]                 110 S.E. 6th Street,       110 S.E. 6th Street,
                          20th Floor                 20th Floor
                          Ft. Lauderdale, FL         Ft. Lauderdale, FL
                          33301                      33301